UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2004

HEALTH CARE PROPERTY INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-08895	33-0091377
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3760 Kilroy Airport Way Suite 300 Long Beach, California	90806
(Address of principal executive offices)	(Zip Code)

(562) 733-5100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL AGREEMENT

The information provided in Item 2.03 below is incorporated herein by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION

On October 26, 2004, Health Care Property Investors, Inc. (the “Company”) entered into a new Credit Agreement with Bank of America, N.A., as administrative agent, JP Morgan Chase Bank, as syndication agent, certain other banks as documentation agents and managing agents, and a syndicate of other banks and commercial lenders, as lenders. This new credit facility replaces the Company’s previous credit facility, under which The Bank of New York served as administrative agent for the lenders (the “Old Credit Facility”).

As of October 26, 2004, the new facility consists of a $500 million 3-year revolving credit facility. Approximately $130 million of the proceeds from this facility were drawn at closing, of which approximately $121 million were used to repay in full the Company’s outstanding loans under the Old Credit Facility. The Old Credit Facility consisted of a $490 million 3-year revolving credit facility. Loans previously outstanding under the Old Credit Facility bore interest at a rate per annum equal to LIBOR plus 0.875%, based upon the Company’s present credit rating. In addition, under the Old Credit Facility the Company paid a quarterly facility fee of 0.25% per annum of the lenders’ aggregate lending commitments, based upon the Company’s present credit rating. As of October 26, 2004, the financial obligations of the Company under the Old Credit Facility have been fully satisfied, and the Old Credit Facility has been terminated. There were no material prepayment or early termination premiums or penalties in connection with the termination of the Old Credit Facility.

The Company’s obligations under the new credit facility are unsecured obligations of the Company, ranking pari passu with other unsecured, unsubordinated general obligations of the Company.

Loans outstanding under the Credit Agreement bear interest at a rate per annum equal to LIBOR plus a margin ranging from 0.60% to 1.20%, depending upon the Company’s senior unsecured long term debt ratings. In addition, the Company pays a quarterly facility fee ranging from 0.15% to 0.30% per annum of the lenders’ aggregate lending commitments, regardless of the level of facility usage. The revolving credit facility expires on October 26, 2007, and all loans then outstanding mature on that date.

The new credit facility contains covenants that are similar to, but generally more favorable to the Company than the covenants in the Company’s Old Credit Facility. These covenants include, among others:

•	a restriction on incurring priority debt, including secured debt and debt of the Company’s subsidiaries;

•	a restriction on repurchasing or redeeming capital stock;

•	restrictions on merging, dissolving, liquidating and selling substantially all consolidated assets;

•	a restriction on certain investments;

•	a requirement that the Company maintain a maximum ratio of total debt to consolidated total assets (as defined);

•	a requirement that the Company maintain a maximum ratio of unsecured debt to consolidated unencumbered assets (as defined);

•	a requirement that the Company maintain a maximum ratio of secured debt to consolidated total assets (as defined);

•	a requirement that the Company maintain a minimum ratio of consolidated EBITDA to consolidated fixed charges; and

•	a requirement that the Company maintain a minimum consolidated tangible net worth.

The new credit facility contains customary events of default. If an event of default occurs and is continuing, the Company might be required to repay all amounts outstanding under the new credit facility. Lenders holding more than 50% of the loans and commitment under the new credit facility may elect to accelerate the maturity of the new credit facility upon the occurrence and during the continuation of an event of default.

Bank of America, N.A., JP Morgan Chase Bank, and other lenders under the new credit facility and their respective affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for the Company and its affiliates, for which service they have in the past received, and may in the future receive, customary compensation and reimbursement of expenses.

The description of the new credit facility set forth above is qualified by the Credit Agreement filed in this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

10.1	Credit Agreement dated as of October 26, 2004 among Health Care Property Investors, Inc., as Borrower, Bank of America, N.A., as Administrative Agent, JP Morgan Chase Bank, as Syndication Agent, certain documentation agents and managing agents, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH CARE PROPERTY INVESTORS, INC. (Registrant)

Date: November 1, 2004	By:	/s/ Edward J. Henning
		Name:	Edward J. Henning
		Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Credit Agreement dated as of October 26, 2004 among Health Care Property Investors, Inc., as Borrower, Bank of America, N.A., as Administrative Agent, JP Morgan Chase Bank, as Syndication Agent, certain documentation agents and managing agents, and the lenders party thereto.